CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 (No. 333-160264) of Xerox Corporation of our report dated June 24, 2016 relating to the financial statements of the Savings Plan of Xerox Corporation and Xerographic Division, Rochester Regional Joint Board on Behalf of Itself and Other Regional Joint Boards, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP
Stamford, CT
June 24, 2016